Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Agreement made and entered into this 30th day of November, 2006 by and between MICHAEL GERMAN (the “Executive”) and CORNING NATURAL GAS CORPORATION a New York corporation having its principal place of business in Corning, New York (the “Company”).
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive for a period commencing on December 18, 2006 (the “Effective Date”), and ending three (3) years thereafter unless renewed per Section 11 (the “Employment Period”), and the Executive desires to work for the Company during the Employment Period upon the terms and conditions hereinafter provided:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
1. EMPLOYMENT.
     During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, with such duties, authorities and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board of Directors of the Company. The Executive shall devote his full business time, effort, skill and attention (other than absences due to illness or authorized vacation time) to the performance of his duties for the Company, shall faithfully, loyally and to the best of his ability perform his duties and shall comply with the reasonable instructions of the Board of Directors and the Chairman. Notwithstanding the foregoing, the Executive shall be permitted, to the extent such activities do not significantly interfere with his performance of his duties and responsibilities hereunder, to (i) manage his personal financial affairs, (ii) serve on civic or charitable boards or committees with the prior approval of the Chairman, (iii) make presentations and lectures. The Executive further agrees that during the Employment Period, he will not engage in any other occupation or employment without the prior approval of the Board of

Directors. The Company further agrees that for so long as Executive is the Chief Executive Officer of the Company, he shall also serve as a member of the Board of Directors, subject to receiving the requisite vote of the Stockholders.
     The Executive additionally agrees that, subject to complying with his general fiduciary duties, he will follow all policies and practices of the Company as presently in effect or hereafter established by the Company, and will not depart from such practices and policies or commit or bind the Company in any manner contrary thereto, and agrees that in all that he may do he will be governed by the will and direction of the Chairman and the Board of Directors and agrees to consult with and determine the will and direction of the Chairman and the Board of Directors in all business matters, except ordinary matters.
2. COMPENSATION AND BENEFITS.
     2.1 Salary. As basic compensation for the services to be rendered by the Executive to the Company during the Employment Period, the Company shall pay the Executive during the Employment Period a salary in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) annually, payable in twenty-six (26) equal biweekly installments, less such deductions and amounts to be withheld as may be required by applicable law and regulations.
     2.2 Bonus. Executive shall be entitled to a bonus in the event that the Company’s net after tax income as calculated from its consolidated statements of income (“Net Income”) for any fiscal year commencing with the fiscal year October 1, 2006 equals or exceeds $1.00 per share of the Company’s then outstanding shares of common stock, to-wit: If Company’s Net Income equals or exceeds $1.00 per share but is less than $1.50 per share, Executive shall be entitled to a bonus equal to twenty-five percent (25%) of his salary; if Company’s Net Income equals or exceed $1.50 per share but is less then $2.00 per share, Executive shall be entitled to a bonus equal to fifty (50%) of his salary; if Company’s Net Income equals or exceeds $2.00 per share, Executive shall be entitled to a bonus equal to one hundred percent (100%) of his salary. The Company’s Board of Directors shall adjust the per share goals equitably for any stock splits, combination, reorganization, reclassification or similar event. The Company’s Net Income shall be determined in accordance with the Company’s audited consolidated statements of income prepared in accordance with general accepted accounting principles used in the United States, consistently applied unless changed from time to time as approved by the Company’s audit committee, and said Net Income shall be further reflected by the Company’s annual report on Form 10-K commencing with the fiscal year beginning October 1, 2006. The bonus due Executive, if any, pursuant to this provision shall be paid not later than seventy five (75) calendar days following the filing of the Company’s 10-K. It shall be a condition of Executive’s entitlement to any such bonus with respect to any year of the Employment Period that Executive shall be employed by the Company throughout the entire year of the Employment Period; provided, however, that Company agrees that there will be no reduction in any bonus due Executive for the first (1st) year of the Employment Period notwithstanding the fact that Executive shall not have worked for the entire year. It is further agreed by Company and Executive that unless the Employment Period is extended for the entire fiscal year beginning October 1, 2009, Executive shall not be entitled to any bonus for the months of his Employment Period that extended into the fiscal year commencing October 1, 2009, and as such, no proration shall occur.
     2.3 Relocation Expenses. In further consideration of Executive’s agreement to be employed by Company pursuant to the terms and provisions hereof, Company agrees to pay Executive his moving expenses for him and his family from Burlington, Connecticut not to exceed Fifteen Thousand Dollars ($15,000.00), plus six months of lodging expenses incurred in Corning, New York not to exceed Twelve Thousand Dollars ($12,000).
     2.4 Benefits. The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all employee benefit plans, and all employee benefit arrangements and vacation policies made available by Company now or during the Employment Period to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement. The Executive’s participation in such plans and arrangements shall be on an appropriate level for the positions of President and Chief Executive Officer, as determined by the Board of Directors.

     2.5 Expense Reimbursement. Company shall reimburse on behalf of Executive such reasonable expenses as Executive may incur in connection with the performance of Executive’s duties hereunder, provided that Executive shall provide Company with supporting documentation including receipts with respect to any expense for which reimbursement is sought by Executive.
3. TERMINATION.
     3.1 Death. This Agreement and the respective rights and obligations of the parties hereunder shall terminate upon the death of the Executive during the Employment Period.
     3.2 Disability. In the event that Executive shall become physically or mentally disabled during the Employment Period, and in the event that such disability persists continuously for a period in excess of one hundred twenty (120) days, this Agreement shall thereupon terminate. During the first 120 days of any such disability, Company shall pay to Executive his salary, and benefits until Executive’s employment is terminated; provided, however, Executive’s salary payments shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of the Company or under the Social Security disability insurance program.
     3.3 Termination for Cause by the Company. The Company may at any time during the Employment Period by written notice to the Executive, terminate this Agreement and discharge the Executive for cause, whereupon the respective rights and obligations of the parties hereunder shall likewise terminate. As used herein, the term “for cause” shall be deemed to include, without limitation, conviction of any crime (other than a traffic offense) involving dishonesty or moral turpitude, misappropriation of any money or other assets or properties of the Company, or other acts of dishonestly, material failure by Executive, in the judgment of the Chairman as ratified by a resolution by Company’s Board of Directors, to perform his duties after written notice thereof and a thirty (30) day period in which to cure such failure, or breach by the Executive of any of the terms and provisions of this Agreement and failure to cure such breach within thirty (30) days after written notice thereof.

     3.4 Termination by Executive for Convenience. This Agreement may be terminated by the written resignation of Executive effective on the date specified in such resignation notice by Executive, which shall not be sooner than ninety (90) days after the date of such notice of resignation. In the event that Executive elects to terminate this Agreement by resignation in accordance with this provision, Company may elect notwithstanding the effective date of such termination contained in Executive’s resignation notice to make Executive’s resignation effective on such earlier date, if any, as Company determines in its sole discretion, provided that notwithstanding such election and determination by Company, Company shall be obligated to pay Executive’s salary and other benefits due hereunder through a date not earlier than ninety (90) days after the date of Executive’s resignation notice.
     3.5 Termination by Executive for Good Reason. This Agreement may be terminated by Executive for “Good Reason” as hereafter defined by written notice to the Company, which shall not be sooner than ninety (90) days after written notice of such an event has been given to the Company by Executive.
4. STOCK OPTIONS.
     4.1 Options Granted to Executive. Company hereby agrees to permit the Executive to participate in a yet to be proposed stock option plan whereby Executive will be issued an option to acquire seventy-five thousand (75,000) shares of Company’s voting common stock for $15 a share and upon such other terms and conditions as are set forth in a stock option agreement and plan proposed to and subsequently adopted by the Board of Directors and approved by the shareholders of the Company, if necessary. The stock options shall be subject to the review of the New York Public Service Commission and the inapplicability of the stockholders’ preemptive rights. The Company intends to submit to the stockholders for approval at the 2007 annual meeting an amendment to the Company’s certificate of incorporation eliminating the preemptive rights.

5. PROTECTION OF CONFIDENTIAL INFORMATION, NON-SOLICITATION, NON-COMPETITION, NON-INDUCEMENT; REMEDIES; AND EXPENSES.
     5.1 Confidential Information. The Executive agrees that at all times hereinafter (including times during and after his term of employment) he will not, either directly or indirectly, disseminate or make use of any of the confidential business and technical information of the Company or its customers, regardless of how such information may have been acquired. Such confidential information shall be considered to include, without limitation, all Company policies and procedures, financial information, the identity and lists of actual and potential customers, and any pricing used by the Company, all to the extent that such information is not intended for dissemination in the industry. Furthermore, the Executive agrees that upon termination of his employment with the Company, he will promptly return to the Company all memoranda, notes, records, reports, manuals and other documents (and all copies hereof) relating to the Company’s business which he may then possess or have under his control.
     5.2 Non-Competition. For a twelve-month period immediately following his Employment Period and/or date of employment termination whatsoever occurs first, Executive shall not, except as permitted by Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the “Restricted Territory,” which is a competitor of Company with respect to existing lines of business in which the Company is then actually engaged. For purposes of this Section 5.2, the “Restricted Territory” shall be the State of New York.
     5.3 No Solicitation of Employees or Customers. The Executive further agrees that during the term of his employment with the Company and for a period of one (1) year from the termination of such employment he will not:
     (a) In any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, agent, representative, or other person employed by or associated with the Company, to terminate such employment or association, nor in any manner, directly or indirectly interfere with the relationship between the Company and any of such person; or

     (b) In any manner induce or attempt to induce any customer of the Company terminate his, her or its association with the Company or do anything, directly or indirectly, to interfere with the business relationship between the Company and any customers of the Company.
     5.4 Remedies. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1, 5.2, or 5.3 hereof, the Company shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by an court having equity jurisdiction, it being acknowledged and agreed by the parties that any such breach or threatened breach will cause irreparable injury to the Company for which money damages will not provide an adequate remedy. The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
     5.5 Reformation of Agreement. In the event that any of the covenants contained in Sections 5.1, 5.2 or 5.3 of any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such covenant to the end that the Executive shall be subject to nondisclosure, non-solicitation and non-competition covenants that are reasonable under the circumstances and enforceable by the Company.
     5.6 Expenses and Enforcement of Covenants. In the event that any action, suit or other proceeding at law or in equity is brought to enforce any of the covenants in Sections 5.1, 5.2 or 5.3 or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection therewith.
6. GOOD REASON. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

     6.1 Change in Status, Etc. A change in the Executive’s status, title, position or responsibilities (including reporting responsibility), which, in the Executive’s reasonable judgment, represents a demotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities, which, in the Executive’s reasonable judgment, are inconsistent with such status, title, position, or responsibilities or any removal of the Executive from or failure to re-appoint Executive to any such positions, except in connection with the termination of Executive’s employment pursuant to Section 3.1, 3.2, 3.3, or 3.4 hereof.
     6.2 Reduction in Compensation. A reduction by Company in the Executive’s salary or bonus compensation.
     6.3 Reduction in Benefits. The failure by the Company to continue to provide the Executive with benefits substantially similar to those provided to Executive during the Employment Period except where Executive’s benefits are reduced as part of a Company-wide revision of employee benefits.
7. CHANGE IN CONTROL.
     7.1 Compensation to Executive. If there is a Change in Control of the Company during the term of this Agreement, the Executive shall be entitled to termination payments as described in Section 8.6 hereof in the event that Executive’s employment by Company is involuntarily terminated in anticipation of, in connection with, or within one (1) year after the Change in Control, unless such termination is pursuant to the provisions of Sections 3.1, 3.2, 3.3, or 3.4 hereof.
     7.2 Definition of Change of Control. A “Change-in-Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraph (i), (ii), and (iii) has occurred during the Employment Period:
     (i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 as amended (the “Exchange Act) (a “Person”) of beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by Executive, an affiliate of Executive, Richard M. Osborne or the Richard M. Osborne Trust, or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (iii) of this definition; or
     (ii) a change in the composition of the Company’s Board of Directors such that the individuals who following the election of a full slate of directors at the next annual shareholder meeting constitute the Company’s Board of Directors (such Company Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, for purposes of this Section 7.2(ii), that any individual who becomes a member of the Company’s Board of Directors subsequent to said election, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Company’s Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board, but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors shall not be so considered as a member of the Incumbent Board; or
     (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the

Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporation Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or any entity controlled by the company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the company resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extend that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.
8. PAYMENTS UPON TERMINATION.
     8.1 Termination Pursuant to Section 3.1 Hereof. In the event of the termination of this Agreement pursuant to the provisions of Section 3.1 hereof, Executive’s entitlement to all compensation and benefits (including any right to participate in any bonus per Section 2.2) hereunder shall terminate as of the date of Executive’s death.
     8.2 Termination Pursuant to Section 3.2 Hereof. In the event of the termination of this Agreement pursuant to the provisions of the Section 3.2 hereof, Executive’s entitlement to all compensation and benefits (including any right to participate in any bonus per Section 2.2) hereunder shall termination as of the 120th day following the commencement of Executive’s physical or mental disability.
     8.3 Termination Pursuant to Section 3.3 Hereof. In the event of the termination of this Agreement, pursuant to the provisions of Section 3.3 hereof, Executive’s entitlement to all compensation and benefits (including any right to participate in any bonus per Section 2.2) hereunder shall cease and terminate as of the date on which Executive’s employment is terminated by Company pursuant to such provision.

     8.4 Termination Pursuant to Section 3.4 Hereof. In the event of the termination of this Agreement, pursuant to the provisions of Section 3.4 hereof, Executive’s entitlement to all compensation and benefits hereunder (including any right to participate in any bonus per Section 2.2) shall cease and terminate as of the effective date of the termination of Executive’s employment.
     8.5 Termination Pursuant to Section 3.5 Hereof. In the event of the termination of this Agreement pursuant to the provisions of Section 3.5 hereof, Executive’s entitlement to all compensation and benefits (including any right to participate in any bonus per Section 2.2) hereunder shall terminate as of the effective date of such termination, provided, however, that Executive shall further received a severance package equal to one (1) times Executive’s then current annual salary.
     8.6 Termination After a Change in Control. In the event of the involuntary termination of Executive’s employment by Company or its successor in anticipation of, in connection with, or within one (1) year after the Change in Control, unless such termination is pursuant to the provisions of Section 3.1, 3.2, 3.3, or 3.4 hereof; then Executive shall be entitled to receive from Company all compensation and benefits (including any right to participate in any bonus per Section 2.2) through the effective date of such termination, plus a severance package equal to three (3) times Executive’s then current annual salary.
     8.7 Termination of Employment Without Cause. Subject to Section 8.6, in the event of the termination of employment by the Company without cause, Executive shall be entitled to receive all compensation and benefits (including any right to participate in any bonus per Section 2.2) through the effective date of such termination, plus a severance package equal to one (1) times Executive’s then current annual salary.
     8.8 No Mitigation. Company agrees that the Executive shall not be required to seek other employment in order to reduce any amounts payable to the Executive under this Agreement.

9. INDEMNIFICATION.
     The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Executive, if he is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director, officer, employee or agent of the Company, or any affiliate, including any joint venture, partnership, limited liability company, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and losses suffered and expenses reasonably incurred by the Executive or his heirs or personal representative. Executive’s right to indemnification under this paragraph shall not apply to (i) conduct that has been judicially determined to have involved acts of willful misconduct, fraud, or misappropriation of funds by Executive. Further, to the extent permitted by law, the Company shall pay and/or periodically reimburse the Executive indemnified hereunder for all costs and expenses incurred in defending any Proceeding in advance of its final disposition, subject to a required return of said funds in the event of a judicial determination under 9 (i) above. The rights provided to the Executive under this Section shall be in addition to any indemnification rights the executive may have by statute, under any other indemnification rights provided to any other employees or officers of Company, or any other affiliate, or under any provision in the Company’s Bylaws or certificate of incorporation. Further, the Company shall at all times use commercially reasonable efforts to maintain sufficient Directors and Officers insurance, or other available liability insurance, to enable it to meet its obligations under this Section.
10. NOTICES.
     All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by prepaid telegram, or mailed postage prepaid, by certified mail (notices sent by telegram or mailed shall be deemed to have been given and shall be effective on the date of dispatch or mailing, as the case may be) to the parties at the following addresses or such other address for a party as such party may from time-to-time designate by notice in writing to the other party in accordance therewith:

(a) If to the Company, to:
Corning Natural Gas Corporation
330 W. William Street
Corning, New York 14830
(b) If to the Executive:
Michael German
114 Deer Run
Burlington, Connecticut 06013
11. RENEWAL.
     This Agreement shall automatically renew for successive one (1) year periods on the same terms and conditions, unless either Company or Executive gives to the other written notice of its or his election not to renew on or before 90 days prior to the expiration of the then current Employment Period. In the event that any such notice of non-renewal is given by Company or Executive, this Agreement shall expire and be of no further force or effect except as otherwise expressly provided herein.
12. GENERAL.
     12.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof. No representations, promises, inducement or statement of intention has been made by or on behalf of either party hereto concerning the subject matter hereof which is not set forth in this Agreement.
     12.2 Amendments; Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only be a written instrument specifically referring to this Agreement and executed by both of the parties hereto, or, in the case of a wavier, by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of the Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

     12.3 Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Executive, his heirs at law, legatees distributes, executors, administrators, other legal representatives and permitted assigns, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Executive may not assign, pledge or encumber in any way all or part of his interest under this Agreement without the prior written consent of the Company.
     If the Company should merge or consolidate with, or sell all or substantially all of its assets to, any other corporation or party, then the provisions of this Agreement shall be binding upon and shall inure to the benefit of the corporation, or party to whom such assets are sold.
     12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York as applies to contracts made and to be performed entirely within such State.
     12.5 Headings. The section headings contained in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     12.6 No Personal Liability. Executive agrees that in no event shall any officer, director, shareholder, or employee of Company have any personal liability in contract or in tort to Executive in connection with any breach or alleged breach of this Agreement, it being agreed by Executive that Executive shall look solely to Company for any breach or alleged breach hereof.
     12.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties personally or by their duly authorized officers have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:

MICHAEL GERMAN	CORNING NATURAL GAS CORPORATION

/s/ Michael German	By:	/s/ Fi Sarhangi

Fi Sarhangi, Chief Financial Officer

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